EXHIBIT 2.2

CONFIDENTIAL – Redacted. Confidential Treatment of redacted portions requested of the Securities and Exchange Commission.

** IN ACCORDANCE WITH ITEM 601(b)(2) OF REGULATION S-K, THE COMPANY HAS OMITTED THE SCHEDULES TO THE AGREEMENT BUT HAS LISTED THE OMITTED SCHEDULES AND INCLUDED A BRIEF DESCRIPTION ABOVE.  THE COMPANY HEREBY AGREES TO FURNISH TO THE U.S. SECURITIES AND EXCHANGE COMMISSION, UPON ITS REQUEST, A COPY OF ANY OMITTED SCHEDULE.

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made by and among Greentree Capital Management, L.L.C. (“Seller”), Peter J. Gaess (“Principal”), T.C. Lewis (for the purposes of Section 3.02 only)(”Lewis”) and The Canandaigua National Bank and Trust Company (“Buyer”).

R E C I TALS:

I.

Seller provides investment management services for individual clients (the “Services”); and

II.

Seller desires to sell certain assets, properties and rights now owned and held by it and used or usable in connection with the provision of the Services; and

Ill.

Buyer desires to purchase the assets, properties and rights of Seller used in connection with the Services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Purchase of Assets. On the Closing Date set forth in Article V, Seller agrees to sell and Buyer agrees to purchase, subject to the terms and conditions of this Agreement, certain assets, properties and rights of Seller used in connection with the

Services (the “Assets”) as follows:

A.

All investment accounts (“Accounts”) with Seller’s clients (“Clients”), and all business, financial and other books and records relating to Seller’s provision of the Services, the Accounts and the Clients; and

B.

All of Seller’s right, title and interest in and to the intangible assets relating to Seller’s provision of the Services, the Accounts and the Clients including, without limitation, (i) the name “Greentree Capital Management”; (ii) all telephone numbers, fax numbers and Internet domain names; (iii) Seller’s goodwill, (iv) all licenses, permits, registrations, approvals and accreditations to the extent same are transferable; and (v) all contract rights, commitments and claims.

It is the intention of the parties hereto that the Assets shall include all of Seller’s assets, properties and rights used or usable in the provision of the Services to Clients and otherwise related to the Accounts or the Clients, whether or not specifically described in this Agreement; provided, however, that there is specifically excluded from the Assets Seller’s cash-on-hand and in banks, any accounts receivable, any furniture, fixtures and equipment used by Seller and any rights of Seller under the lease for its office space (the “Excluded Assets”).

1.02 Liabilities. It is expressly understood and agreed that, aside from Buyer performing Seller’s obligations under any contracts entered into with Clients, Buyer does not, nor will it assume or become liable for, any of Seller’s liabilities of any kind or nature at any time existing or asserted, whether fixed, contingent or otherwise, including without limitation, accounts, notes and taxes payable, workers compensation claims, malpractice or other liability claims, lease obligations, salaries, wages, severance or separation pay, or vacation, profit sharing, retirement, pension, bonus, hospitalization, medical, health or other employee benefits or any unemployment or other benefit taxes relating to Seller or any of Seller’s employees, all of which liabilities and obligations shall continue to be the sole responsibility of Seller.

I.03 Purchase Price. The aggregate purchase price to be paid by Buyer to Seller for the Assets shall be $[*] (the “Purchase Price”), subject to the adjustments as provided in Section 1 .04 below (the “Adjusted Purchase Price”). The Adjusted Purchase Price shall be allocated entirely to the Assets. Such allocation shall be used by the parties for all tax purposes and filings, including without limitation, IRS Form 8594.

ln addition to the Adjusted Purchase Price, Buyer shall pay Seller in cash at the Closing the sum of $[*] as an allowance to defray Seller’s costs of disposing of its furniture, fixtures and office equipment.

1.04 Purchase Price Adjustment. The Adjusted Purchase Price shall consist of the aggregate of (x) the Closing Purchase Price, which shall be determined as of the close of trading on the New York Stock Exchange on the trading day immediately preceding the Closing Date (the “First Measurement Date”), and (y) the Deferred Purchase Price, which shall be determined as of the close of trading on the New York Stock Exchange on the trading day immediately preceding [*] (the “Second Measurement Date”). An illustration of the calculation of the Adjusted Purchase Price is attached hereto as Schedule 1.04.

(a)

The Closing Purchase Price shall be [*].

(b)

The Deferred Purchase Price shall be [*].

1.05 Payment of Adjusted Purchase Price. The Adjusted Purchase Price shall be paid, in cash, electronics funds transfer or by wire transfer of funds to an account or accounts identified by Seller and/or Principal, as follows: the Closing Purchase Price shall be paid at the Closing, and the Deferred Purchase Price shall be paid in two equal installments on each of the first and second anniversaries of the Closing (or the first banking day thereafter, if an anniversary should fall on a non-banking day). Seller and Principal acknowledge that imputed interest is included in the Deferred Purchase Price, and that Buyer shall so report same to Seller and/or Principal in a timely manner on Forms I 099-INT. Buyer’s payment of such amounts shall be secured by Buyer’s promissory note in the form attached hereto as Schedule 1.05.

1.06 Right of Offset. Buyer may, at its option, use part or all of any amounts due Seller pursuant to the terms of this Agreement, or any other agreements between Buyer and Seller, to apply against or satisfy any failure of Seller to satisfy any of its obligations or agreements hereunder (including the failure of Seller to satisfy any of its liabilities), or any claims of Buyer against Seller whether due to the breach of any representation or warranty made hereunder or otherwise, as well as any claim against or obligation of Seller asserted by any third party or parties in connection with any of the Assets, together with all expenses, including reasonable attorneys’ fees and the costs of defense, incurred by Buyer as a result of or in connection therewith; and, if so used by Buyer, such amounts shall be, and shall constitute, a complete and absolute offset against any such payments which are or may become due from Buyer to Seller pursuant to the terms of this Agreement or any other agreement. Nothing contained in this Section shall be construed so as to limit or modify, except to provide for a right of offset, Seller’s general obligation to indemnify Buyer set forth in Section 3.05 hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPAL

Seller and Principal represent and warrant to Buyer as follows:

2.01 Authority. Seller is a limited liability company, duly organized, validly existing and in good standing under the limited liability company law of the State of New York and registered with the Securities and Exchange Commission as a registered investment adviser. Seller has full power and authority to own the Assets, to provide the Services to the Clients, to enter into this Agreement and to sell, transfer and deliver the Assets. Seller has taken all such actions as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery thereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder.

2.02 Absence of Restrictions. Seller has made no other agreement with any other party with respect to the sale or encumbrance of the Assets. The execution and delivery of this Agreement, and (except as stated in Section 2.05 below) the consummation of the transactions provided hereunder, do not require any third party consent and do not violate, conflict with, result in the breach of, or cause the acceleration of or default under any provision of any obligation, mortgage, lien, lease, agreement, instrument, law, order, arbitration award, judgment, decree or any other restriction to which Seller is a party or by which Seller is subject or bound.

2.03 Title to Assets. Seller has good, marketable and indefeasible title to all of the Assets, free and clear of all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, restrictions, charges, claims or imperfections of title whatsoever.

2.04 Clients. The Clients as of the date hereof are listed on Schedule 2.04 attached hereto. Seller has complied in all material respects with the terms and conditions of any contracts or other arrangements with the Clients.

2.05 Consents; Conflicts. The consummation of the transactions provided hereunder requires the consent of Clients, but does not require authorization, approval of or notice, filing or registration with any governmental authority or third party and will not violate, conflict with, result in the breach of, or cause the acceleration of or default under any provision or any obligation, mortgage, lien, lease, agreement, instrument, law, order, arbitration award, judgment, decree or any other restriction to which Seller is a party or by which Seller is subject or bound.

2.06 Litigation and Claims. There is no litigation, proceeding, suit, action, controversy or claim in law or in equity (including proceedings by or before any governmental board or agency) existing, pending or, to the best of Seller’s knowledge, threatened against Seller which might adversely affect the Assets, and there is no fact known to Seller which could form the basis for any such litigation, proceeding, suit, action, controversy or claim. To the best of Seller’s knowledge, Seller has complied with all laws, regulations and orders applicable to Seller’s provision of the Services to the Clients. There are no judgments, orders, or notices, whether or not filed, against Seller which might adversely affect the Assets and the continuation by Buyer of the Services to the Clients as now provided by Seller.

2.07 Taxes. Seller has filed returns for and paid in full all of its federal, state and local taxes, to the extent such filings and payments are required or due prior to the date of this Agreement. All such returns were true and correct when filed.

2.08 Financial Statements. The compiled financial statements of Seller as, at and for the periods ended December 31, 2005, 2006 and 2007, and for the first half of 2008 (a) are in accordance with the books and records of Seller and (b) present fully, fairly and accurately the financial position of Seller as of said dates and the operational results of Seller for the periods represented thereby.

2.09 Labor Relations. To the best of Seller’s knowledge, Seller has complied in all material respects with all applicable agreements, laws, rules and regulations relating to the employment of labor, including those related to wages, hours and payroll taxes. Seller has withheld and remitted to the proper governmental authorities all amounts required by law or agreement to be withheld from wages or salaries of its employees and is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing. Seller has not promulgated any policy or entered into any agreement relating to the payment of any medical insurance premium, retirement pay, severance pay, vacation pay or sick leave to any present or former employees of Seller.

2.10 ERISA Matters. Seller does not maintain or contribute to any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of I 974, as amended (“ERISA”), (including any “multiemployer plans” as defined in Section 3(37) of ERISA), or any other material bonus, deferred compensation or other fringe benefits plan or arrangement for the benefit of employees of Seller which are subject to the minimum funding standards contained in Section 302 of ERISA.

ARTICLE Ill

COVENANTS OF SELLER AND PRINCIPAL

Each of Seller and Principal covenants and agrees as follows:

3.01 Provision of Service. To provide the Services pending the Closing in the normal and usual manner consistent with the successful operation thereof and, without the prior approval of Buyer, not to make any change in the policies affecting the provision of Services, the Accounts and the relationship with Clients nor to commence negotiations for, or enter into, any material or unusual contracts or agreements affecting the Assets, or extending beyond the Closing.

3.02 Retention of Business. To use and exert best efforts between the date hereof and Closing to keep and retain Seller’s business as a going concern for the benefit of Buyer and to provide such assistance and cooperation as may be requested by Buyer as necessary to assure the orderly transfer of the Assets to Buyer and the continuation thereof by Buyer subsequent to the Closing. In furtherance thereof, Principal and Lewis shall become employees of Buyer under the terms of an employment agreement in the form attached hereto as Schedule 3.02A. Principal shall also use his best efforts to persuade Stephen Rossi (“Rossi”) to accept employment with Buyer for a period of one year, at a salary not less than that being paid to him by Seller as of June 30, 2008 with employee benefits comparable to those provided by Buyer to its similarly situated employees under the terms of employment agreements also in the form attached hereto as Schedule 3.02A. The particular details of the employment agreements for each of Principal, Rossi and Lewis are attached hereto as Schedules 3.02A-1, 3.02A-2 and 3.02A-3, respectively.

3.03 Changes. Between the date hereof and the Closing, to notify Buyer of any unusual changes, problems or developments with respect to the Assets and the Accounts and the status of Seller’s liabilities, obligations and relationship with the Clients, to the end that an uninterrupted and efficient transfer of the ownership of the

Assets may be made.

3.04 Access. To allow the authorized personnel and agents of Buyer access to any and all of the records of Seller concerning the Assets, the Accounts and the Clients at all reasonable times between the date hereof and the Closing; and to furnish Buyer with all information concerning Seller’s affairs as the same pertain to the Assets, the Accounts and the Clients as Buyer may reasonably request; and to permit Buyer to make extracts from, and copies of, all of Seller’s books and records as the same pertain to the Assets, the Accounts and the Clients.

3.05 Indemnification. For a period of [*] following the Closing, to fully indemnify and hold harmless Buyer, its directors, officers, agents, employees, advisors, successors and assigns, as applicable, from and against and in respect of any and all liabilities, obligations, damages, losses and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and reasonable attorneys’ fees and the costs of defense, incurred by any of them as a result, or by reason, of the breach, falsity or failure of any of Seller’s or Principal’s representations, warranties, covenants or undertakings contained in this Agreement, it being agreed by the parties hereto that the provisions of this indemnification shall survive the Closing Date; provided, however, that the total amount of the indemnification obligations of Seller and Principal hereunder shall not exceed the amount of the Adjusted Purchase Price and Buyer shall not be entitled to make any claim for indemnification hereunder until the aggregate amount of such claims exceeds $[*].

3.06 Cooperation. To execute, acknowledge and deliver to Buyer on demand, both prior and subsequent to the Closing, all such instruments, consents, authorizations, certifications, books, records and data, and to take all other action, as previously agreed or as may be reasonably necessary or advisable in the opinion of Buyer: (I) to satisfy the Conditions to Closing contained in Article VI hereof, (ii) to effect the provisions and intent of this Agreement, or (iii) to facilitate the transfer and conveyance of title to and possession of the Assets to Buyer; and further, to assist and cooperate with Buyer in connection with any litigation or other claims of third parties involving the Assets, the Accounts or the Clients.

3.07 Noncompetition. For a period beginning on the Closing Date and ending [*], not to engage or compete, directly or indirectly, as a principal, on its or his own account, as a shareholder, officer, director, employee, consultant, advisor, member, partner or joint venturer in any corporation or other business entity, as the case may be, in the provision of the Services or financial advisory services, or any other services which are otherwise in competition with Seller’s business as conducted prior to the Closing Date, in the geographical area in which Seller and Principal offered the Services to Clients; nor at any time solicit, directly or indirectly, (i) any present employee of Seller actively involved in the provision of the Services to become an employee of any other business or entity, or (ii) any former or present Client or referral source of Seller or Principal to utilize the investment management services of any investment manager other than Buyer; nor at any time without the consent of Buyer, directly or indirectly discuss, publish or otherwise divulge any confidential information related to the Assets, the Accounts or the Clients or of Buyer of which Seller or Principal becomes aware, unless such information is or becomes rightfully publicly known. If any of these restrictions on post-closing competitive activities contained in this Section shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as to be limited or reduced to be enforceable to the extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

3.08 Seller and Principal shall use all commercially reasonable efforts, prior to and following the Closing, to obtain agreements from the Clients to have the custodianship of the assets in their respective Accounts transferred to Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.01 Authority. Buyer is a nationally chartered banking corporation. Buyer has taken all such actions as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery thereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder.

4.02

Consents. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby on the part of Buyer requires the consent or approval of any third party.

ARTICLE V

CLOSING

Closing hereunder shall take place at I 0:00 A.M. on or before December 31, 2008, at the offices of Underberg & Kessler LLP, 300 Bausch & Lomb Place, Rochester, New York or at such other place as Seller and Buyer may subsequently agree in writing.

ARTICLE VI

CONDITIONS OF CLOSING BY BUYER

The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject, at Buyer’s sole discretion, to the satisfaction of the following conditions precedent:

6.01

Representations. All of the representations and warranties of Seller herein contained shall be true and correct as of the date of this Agreement, and as of the Closing Date as if expressly made on and as of the Closing Date.

6.02

Performance of Covenants. All of the covenants to be performed and all of the conditions to be satisfied by Seller prior to the Closing Date shall have been performed or satisfied on or before the Closing.

6.03

Books and Records. Seller shall have delivered to Buyer on or before the Closing Date all of Seller’s operational books, records, data and materials used by Seller in the provision of the Services which are or would be necessary or useful to Buyer in the continuation thereof.

6.04

Delivery of Documents. Buyer shall have received all such documents, certificates, opinions and papers required of Seller pursuant to the terms of this Agreement, or which shall have been reasonably requested by Buyer in connection therewith, in form and substance as approved prior to the Closing by Underberg & Kessler LLP, attorneys for Buyer, including but not limited to the following:

A.

A duly executed warranty Bill of Sale and Assignment of Accounts, accompanied by the written consent of the Clients to such assignments, in connection with the transfer of the Assets.

B.

Personal property searches dated or redated as of the Closing Date from a reputable search agency stating that as of said date there are no liens, mortgages, encumbrances or judgments of record against Seller or the Assets filed or recorded in Monroe County and in the office of the Department of State of the State of New York, or together with duly authorized UCC-3 Termination Statements for each lien shown thereon.

C.

A certificate of resolutions adopted by Principal authorizing the execution of this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of the documents required to be delivered hereunder.

D. Certificates from Seller and Principal dated as of the Closing Date, to the effect that, as of the Closing Date, all of the representations and warranties of Seller and Principal contained in this Agreement and the Schedules hereto are true and correct and that all of the covenants and conditions contained in this Agreement to be performed or satisfied by Seller and/or Principal prior to the Closing have been performed or satisfied.

E.

A duly executed assignment of each license, permit, registration, approval and accreditation relating to the Assets, the Accounts or the provision of the Services.

F.

A certificate of amendment to the articles of organization of Seller changing Seller’s name to one wholly dissimilar to “Greentree Capital Management”.

G.

The employment agreements in the forms attached hereto as Schedules 3.02A-1, 3.02A-2 and 3.02A-3, respectively, duly executed by Principal, Rossi and Lewis.

ARTICLE VII

CONDITIONS OF CLOSING BY SELLER

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject, at Seller’s sole option, to the satisfaction of the following conditions precedent:

7.01

Representations. All of the representations and warranties of Buyer herein contained shall be true and correct as of the date of this Agreement, and as of the Closing Date as if made on and as of the Closing Date.

7.02

Covenants and Conditions. All of the covenants to be performed and all of the conditions to be satisfied by Buyer prior to the Closing Date shall have been performed or satisfied on or before the Closing.

7.03

Deliveries. Seller shall have received all such documents, payments, certificates, notes, instruments, opinions and papers required of Buyer pursuant to the terms of this Agreement, in form and substance as approved prior to the Closing by Buyer’s Attorney, including expressly, but not limited to, the following:

A.

A certificate of resolutions adopted by Buyer’s Board of Directors or its Executive Committee authorizing the execution of this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of the documents required to be delivered hereunder, appropriately certified by Buyer’s secretary.

B.

A certificate of Buyer, dated as of the Closing Date, to the effect that, as of the Closing Date, all of the representations and warranties of Buyer contained in this Agreement are true and correct and that all of the covenants and conditions contained in this Agreement to be performed or met by Buyer prior to Closing have been performed or met, such certificate to be executed by an officer of Buyer.

C.

The employment agreements in the forms attached hereto as Schedules 3.02A-1 and 3.02A-3 duly executed by Buyer.

ARTICLE VIII

CONTINGENT FINANCIAL MATTERS

8.01

Tax Status and Effect. It is understood and agreed that neither Seller nor Buyer has made any representations to the other as to the tax status or tax effect of the transactions contemplated by this Agreement, and each of the Parties hereto is therefore separately taking counsel as to such matters and each is assuming, subject only to the express and specific provisions of this Agreement, the tax, if any, which may be incurred by reason of the carrying out of the terms and provisions hereof.

8.02

Sales or Use Tax. In the event that any sales or use tax shall be due to any state or local governmental authority by reason of the sale of the Assets, such tax shall be borne by Seller.

8.03

Brokerage Commissions. Seller and Buyer represent and warrant, each to the other, that this Agreement and the transactions contemplated hereunder were brought about without the assistance of any broker, person or firm, and that no one is entitled to a commission, fee or payment of any kind relative to this Agreement or the transactions contemplated hereby.

8.04

Risk of Loss. All risk of loss to the Assets shall remain on Seller until completion of the Closing.

8.05

Expenses of Parties. All expenses involved in the preparation, authorization and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by the party which shall have incurred the same, and the other Parties shall have no liability with respect thereto.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.01

Confidentiality. Except as may be required by law or court order, none of the parties to this Agreement shall disclose to the public or to any third party (other than its accountants and attorneys) the existence of this Agreement or the transactions contemplated hereby, other than with the express prior written consent of the other parties hereto. Except as may be required by law or court order, no party will disclose or use, and it will direct its representatives not to disclose or use, any Confidential Information obtained by it pursuant to this Agreement, other than in connection herewith. The parties intend to issue a joint press release about the transactions contemplated by this Agreement, which shall not be released until approved by Seller, Principal and Buyer. For purposes of this Agreement, “Confidential Information” means any information about a party marked “Confidential” or identified in writing as such by the party disclosing same following its disclosure, unless: (a) such information is already known to the recipient thereof or its representatives or to others not bound by a duty or confidentiality or such information becomes publicly available through no fault of the recipient, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for consummation of the transaction, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon request of a disclosing party, a recipient will promptly return any Confidential Information in its possession to the disclosing party or its representatives.

9.02

Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

9.03

Entire Agreement. This Agreement contains the entire understanding and agreement among the parties hereto and supersedes any prior understandings, memoranda or other written or oral agreements between or among any of them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among any of the parties relating to the subject matter of this Agreement which are not fully expressed herein.

9.04

Modifications; Waiver. No modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the party or parties sought to be charged therewith, and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature. No course of dealing between or among any of the parties hereto will be deemed effective to modify, amend or discharge any part of this Agreement or the rights or obligations of any party hereunder.

9.05

Partial Invalidity. If any provision of this Agreement shall be’ held by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.06

No Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity which is not a party hereto.

9.07

Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested. Any such notice or communication shall be directed to a party at its address set forth below or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this Section.

Notice to Buyer shall

be shall be sent to:

      The Canandaigua National Bank and Trust Company

72 South Main Street

Canandaigua, New York 14424

Attn:

Steven H. Swartout, EVP & General Counsel

with a copy to:

Underberg & Kessler LLP 300 Bausch & Lomb Place Rochester, New York 14604 Attn: Stephen H. Waite, Esq.

Notice to Seller

shall be sent to:

Greentree Capital Management, L.L.C.

805 CrossKeys Office Park Fairport, New York 14450 Attention: Peter J. Gaess, Principal

Notice to Principal

shall be sent to:

Peter J. Gaess

177 Bluhm Road

Fairport, New York 14450

with a copy to:

Harris Beach PLCC

99 Garnsey Road

Pittsford, New York 14534

Attn:

Thomas E. Willett, Esq.

9.08

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

9.09

Jurisdiction and Venue. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the Parties hereto specifically consent and agree that:

(i)

the courts of the State of New York and/or the United States Federal

Courts located in the State of New York shall have exclusive jurisdiction over each of the Parties and such proceedings; and

(ii)

the venue of any such action shall be in Ontario County, New York and/or the United States District Court for the Western District of New York.

9.10

Survival. All representations and warranties of Seller contained in this Agreement shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the transfer and conveyance of the Assets. The covenants of Seller and Principal contained in Article III of this Agreement that by their terms extend beyond the Closing shall survive for their stated durations.

9.11

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of said counterparts shall together constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

9.12

Termination. This Agreement may be terminated by Buyer or Seller upon notice to the other should the Closing not occur within 120 days of the date hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereunto have duly executed this Agreement on __________________, 2008.

BUYER:

THE CANANDAIGUA NATIONAL BANK

AND TRUST COMPANY

By: ___________________________
     George W. Hamlin, IV
      President and CEO

SELLER:

GREENTREE CAPITAL MANAGEMENT, L.L.C.

By: ___________________________
     Peter J. Gaess
     Principal

PRINCIPAL:

________________________________

Peter J. Gaess

For the purposes of Section 3.02 only:

________________________________

T.C. Lewis

Disclosure Schedules**

1.04

Illustration of Adjusted Purchase Price Calculation

1.05

Form of Promissory Note

2.04

Clients

3.02A

Form of Employment Agreement

3.02A-1

Attachment A to Employment Agreement The Canandaigua National Bank And Trust Company and Peter J. Gaess

3.02A-2

Attachment A to Employment Agreement The Canandaigua National Bank And Trust Company and Stephen Rossi

3.04A-3

Attachment A to Employment Agreement The Canandaigua National Bank And Trust Company and T.C. Lewis